Exhibit 99.2

      Willis Group Announces the Retirement of Richard Bucknall

    NEW YORK--(BUSINESS WIRE)--Jan. 25, 2007--Willis Group Holdings Limited (NYSE:WSH), the global insurance broker, announced today that after an illustrious 40 year career in the insurance broking business, 21 of which with Willis, Richard Bucknall, Vice Chairman of the Group and Chairman and CEO of Willis Limited, the Company's UK business unit, has indicated his wish to retire. He will do so effective March 31, 2007 and will continue in an advisory role through the end of the year.

    Bucknall's career with Willis began in 1986 and over the course of his tenure, he has served the Company in several capacities all with great distinction and with an unyielding dedication to Willis' standards of excellence and the highest of insurance broking principles. In various leadership positions at the regional and global level, Bucknall has always had the respect and admiration of his colleagues at Willis and throughout the industry.

    "I am fortunate to have found such a leader as Richard Bucknall when I arrived at Willis in October 2000," said Joe Plumeri, Chairman and CEO of Willis. "His contributions to our company are countless and his impact is limited only by the span of the globe. Richard's leadership has helped guide Willis through exciting change and difficult challenges. During the time we worked together, I have valued his insights, experience and professionalism - and have been the beneficiary of his friendship and counsel. It has been my supreme pleasure to have worked so closely with him for the past six years and I wish him every success."

    "It has been an enormous privilege and my distinct honor to have spent the last 21 years of my career at Willis and the last six under the leadership and direction of Joe Plumeri," said Bucknall. "Joe has seen this Company through extraordinary changes in the insurance world
- from the events of 9/11 to the investigations that challenged the very core of our business. He accepted what was presented, rather than resisting the change, and then saw and realized an opportunity to lead this company in a new direction. I am leaving Willis today stronger than I found it and am grateful for all that Joe, Willis and the insurance industry has afforded me."

    David Margrett, maintaining his role as Chief Executive Officer of Willis' Global Specialities unit consisting of such areas as aerospace, construction, energy and marine, will assume the roles of Chairman and CEO of Willis Limited effective March 31, 2007.

    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in more than 100 countries, its global team of 15,400 Employees and Associates serves clients in some 190 countries. Willis is publicly traded on the New York Stock Exchange (NYSE: WSH). Additional information on Willis may be found on its web site: www.willis.com.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1 212 837-0880
             kerry.calaiaro@willis.com
             or
             Media:
             Dan Prince, +1 212 837-0806
             daniel.prince@willis.com